Exhibit 21.1

Name	Domestic Jurisdiction	Parent	Ownership by Parent
Compile, Inc.	Delaware	Teladoc, Inc.	100%
Stat Health, LLC	Delaware	Teladoc, Inc.	100%
HY Holdings, Inc.	Delaware	Teladoc, Inc.	100%
Best Doctors Holdings, Inc.	Delaware	Teladoc, Inc.	100%
Best Doctors, Inc.	Delaware	Best Doctors Holdings, Inc.	100%
Rise Health, Inc.	Delaware	Best Doctors, Inc.	100%
Best Doctors Canada Inc.	Canada	Best Doctors, Inc.	100%
Best Doctors International Insurance S.a.r.l.	Luxembourg	Best Doctors, Inc.	100%
Best Doctors Services SL	Spain	Best Doctors International Insurance S.a.r.l.	100%
Best Doctors UK Ltd.	United Kingdom	Best Doctors Services SL	100%
Best Doctors Portugal Ltd.	Portugal	Best Doctors Services SL	100%
Best Doctors Australasia Pty Limited	Australia	Best Doctors Services SL	100%
Advance Holdco Limited	United Kingdom	Best Doctors International Insurance S.a.r.l.	100%
Advance Medical Health-Care Management Services, S.A.	Spain	Advance Holdco Limited	48.93%
Advance Medical Health-Care Management Services, S.A.	Spain	Best Doctors International Insurance S.a.r.l.	51.07%
AMHMS - Health Care Management Services, S.A.	Portugal	Advance Medical Health-Care Management Services, S.A.	100%
Yi Yi Medical Health Management Consulting (Shanghai) Co., Ltd.	China	Advance Medical Health-Care Management Services, S.A.	100%
Advance Medical - Serviços de Consultoria e Gestão de Dados Ltda	Brazil	Advance Medical Health-Care Management Services, S.A.	99.99%
Advance Medical, Inc.	Massachusetts	Advance Medical Health-Care Management Services, S.A.	100%
Advance Medical Health Care Management Services Chile S.A.	Chile	Advance Medical Health-Care Management Services, S.A.	99.99%
Advance Medical Hungary Tanácsadó és Szolgáltató Korlátolt Felelösségü Társaság	Hungary	Advance Medical Health-Care Management Services, S.A.	100%
AM Healthcare Management Consulting Sdn. Bhd.	Malaysia	Advance Medical Health-Care Management Services, S.A.	100%